Exhibit 99.1
Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045
News Release
FOR IMMEDIATE RELEASE
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Web site address: www.wintrust.com
Wintrust Financial Corporation Acquires Lincoln Park Savings Bank and Wheatland Bank
in FDIC-Assisted Transactions
LAKE FOREST, Ill., April 23, 2010 — Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced that two of its wholly-owned subsidiary banks, Northbrook Bank & Trust Company (“Northbrook”) and Wheaton Bank & Trust Company (“Wheaton”), in two FDIC-assisted transactions, have respectively acquired certain assets and liabilities and the banking operations of Lincoln Park Savings Bank and Wheatland Bank. Lincoln Park Savings Bank operates four locations in Chicago, Illinois and had approximately $205 million in total assets and $171 million in total deposits as of December 31, 2009. Wheatland Bank has one location in Naperville, Illinois, and had approximately $435 million in total assets and $438 million in total deposits as of December 31, 2009. In connection with the acquisitions, Northbrook and Wheaton entered into loss sharing agreements with the FDIC, which cover substantially all of the acquired loans and foreclosed real estate. All locations at both newly acquired banks will be open for business Saturday morning, April 24, 2010.
“These two transactions represent a great opportunity for us to expand our presence while maintaining our focus on community banking,” said Edward J. Wehmer, President and CEO of Wintrust. “We look forward to serving our new customers with our commitment to personalized service.” Mr. Wehmer continued to note “we expect these transactions to benefit Wintrust on a Company-wide level as we believe they will be accretive to net income and earnings per share.”
Lincoln Park Savings Bank Transaction
Northbrook Bank & Trust Company assumed the outstanding deposits of Lincoln Park Savings Bank for a premium of approximately 0.4% and acquired approximately $190 million of assets (subject to final adjustments) at a discount of approximately 10.7%. The acquired assets are subject to loss-sharing agreements with the FDIC, whereby Northbrook Bank & Trust Company will share in losses and the FDIC will cover 80% of the losses of certain loans and foreclosed real estate at Lincoln Park Savings Bank.
Locations of Lincoln Park Savings Bank will reopen on Saturday, April 24, 2010 and operate as branches of Northbrook Bank & Trust Company. Depositors of Lincoln Park Savings Bank will continue to have full access to their deposits, including through online banking, ATM or debit cards, and checks. Customers should continue to bank as usual.
Wheatland Bank Transaction
Wheaton Bank & Trust Company assumed the majority of the outstanding deposits of Wheatland Bank for a premium of approximately 0.4% and acquired approximately $380 million of assets (subject to final adjustments) at a discount of approximately 16.0%. The acquired assets are subject to loss-sharing agreements with the FDIC, whereby Wheaton Bank & Trust Company will share in losses and the FDIC will cover 80% of the losses of certain loans and foreclosed real estate at Wheatland Bank.
Wheatland Bank’s single location will reopen on Saturday, April 24, 2010 and operate as a branch of Wheaton Bank & Trust Company. Depositors of Wheatland Bank will continue to have full access to their deposits, including through online banking, ATM or debit cards, and checks. Customers should continue to bank as usual.
Value Appreciation Instruments
In conjunction with the acquisitions of Lincoln Park Savings Bank and Wheatland Bank, Wintrust provided the FDIC with a Value Appreciation Instrument (“VAI”) to be settled in cash for each of the transactions whereby 125,000 units were awarded to the FDIC for each of the transactions at a exercise price of $38.75 per share and are exercisable at any time from April 26, 2010 and up to 180 days after April 26, 2010. The cash amount per unit paid to the FDIC upon exercise of the VAI shall equal the average volume weighted price over the two trading days immediately prior to the exercise date minus the exercise price, but in no case greater than $8 per unit.
Conference Call, Web Cast and Replay
The Company will hold a conference call at 1:00 p.m. (CT) Wednesday, April 28, 2010 regarding first quarter 2010 results and will discuss these transactions at that time. Individuals interested in listening should call (877) 363-1279 and enter Conference ID #69475431. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor News and Events, Presentations & Conference Calls.
About Wintrust
Wintrust is a financial holding company with assets in excess of $12 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). Wintrust operates fifteen community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. Currently, Wintrust operates more than 75 banking offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those discussed under Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in any of the Company’s subsequent SEC filings. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.